EXHIBIT 99.1

Ceragenix Pharmaceuticals Provides Update on EpiCeram®

DENVER—(BUSINESS WIRE)—Ceragenix Pharmaceuticals, Inc. (OTCBB:CGXP), a biopharmaceutical company focused on infectious disease and dermatology, provided the following update regarding its ongoing efforts to commercialize EpiCeram®.

“Based on our prior public filings, we believe there was an expectation in the market that we were going to consummate an out-license transaction for EpiCeram® by June 30, 2007 and subsequently August 15, 2007,” said Steven Porter, Chairman and Chief Executive Officer. “Those dates, which were also consistent with our internal expectations, have come and passed without the announcement of a transaction.  To be sure, it has taken longer to complete a licensing deal than we had anticipated. Several of the potential partners we were in discussions with (those furthest along in the process) had management and/or corporate changes that have delayed or eliminated the possibility of completing a transaction with them. We are in continuing discussions with several other potential marketing partners, and remain hopeful that we will complete an out-license transaction for EpiCeram® in time to allow for commercialization during the first half of 2008.”

EpiCeram® is a prescription only product intended for use to treat dry skin conditions and to manage and relieve the burning and itching associated with various types of dermatoses including atopic dermatitis (eczema), irritant contact dermatitis, and radiation dermatitis.  In April 2006, Ceragenix received marketing clearance from the FDA to sell EpiCeram® as a medical device pursuant to a 510(k) filing. Unlike steroids and immunomodulators, both of which have well recognized undesirable side effects and usage restrictions, EpiCeram®’s non-steroidal formulation has a favorable safety profile and does not have the duration of use restrictions or pediatric patient age restrictions of these other classes of prescription products. Immunomodulator drugs used for treating atopic dermatitis recently received a black box safety warning from the FDA.

As previously disclosed, in a study completed earlier this year, the Company demonstrated that EpiCeram® is comparable to a mid strength steroid in treating the symptoms of atopic dermatitis after a 28 day treatment regimen. Unlike steroids, however, it does not carry the risks often associated with long-term use of topical steroids or immunosuppressants. Ceragenix believes that EpiCeram® has the potential to become the foundation of a new and improved paradigm in the treatment of this skin disorder which affects over

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins(TM) (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings (Ceracides(TM)) and as therapeutics for antibiotic-resistant organisms. Ceragenix also owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram(R) and NeoCeram(TM). For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities; the ability of the company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration; successful clinical trials of the company’s planned products including; the ability to enroll the studies in a timely manner, patient compliance with the study protocol, and a sufficient number of patients completing the studies; the ability of the company to commercialize its planned products; the ability of the company to consummate a favorable marketing agreement with a partner to market EpiCeram(R); the ability of the company to successfully manufacture its products (through contract manufacturers); market acceptance of the company’s planned products, the company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the company to successfully prosecute and protect its intellectual property, and the company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from the company’s forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to the company, may be significant, now or in the future, and these factors may affect the company to a greater extent than indicated. All forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that the company files from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2007. Except as required by law, the company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts: Ceragenix

          Steven S. Porter

          720-946-6440

          CEOcast, Inc.

          Andrew Hellman

          212-732-4300

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